Exhibit 10.5

TEMPLATE PROJECT SERVICES AGREEMENT

by

and

among

TRONOX LIMITED

and

EXXARO RESOURCES LIMITED

Dated as of 15 June 2012

1.	DEFINITIONS AND INTERPRETATION	3

2.	PROJECT SERVICES	8

3.	STANDARDS OF PERFORMANCE: LEVEL OF SERVICES	8

4.	STEERING COMMITTEE	9

5.	RESOURCES	10

6.	PERFORMANCE OF SERVICES ON THE SITE	11

7.	PAYMENT TO CONTRACTORS, VENDORS, SUPPLIERS	11

8.	PERSONNEL AND SUBCONTRACTORS	11

9.	TIME	11

10.	PAYMENT	11

11.	TAXES	11

12.	COOPERATION; AMICABLE DISPUTE RESOLUTION	11

13.	INTELLECTUAL PROPERTY	12

14.	EXCEPTIONS TO EXXARO'S OBLIGATION TO PERFORM	13

16.	CONFIDENTIALITY	14

17.	TERM	16

18.	TERMINATION	16

19.	CONSEQUENCES OF TERMINATION	16

20.	MEDIA RELEASES	17

21.	BOOKS AND RECORDS	17

22.	DISCLAIMER OF WARRANTIES	17

23.	DAMAGES	17

24.	INDEMNIFICATION	18

25.	SUBROGATION	18

26.	INDEPENDENT CONTRACTOR	19

27.	COMPLIANCE WITH LAWS	19

28.	MISCELLANEOUS	19

Schedule 1—

Annexure 1— Additional Conditions.

Annexure 2—Scope of Work and Project Services

Annexure 3—Drawings and Specifications.

Annexure 4 —Timetable/Delivery Dates.

Annexure 5—Price and Payment Terms.

Annexure 6—Service Recipient Supplied Amenities, Facilities and Services.

Annexure 7—Project Budget.

Annexure 8—Personnel and Project team.

Annexure 9—Composition of the Steering Committee and Process.

Annexure 10—Proof of Insurance.

Annexure 11—Governance Framework

PARTIES

The Parties to this Agreement are:

Tronox Limited, a corporation organized and existing under the laws of Australia with registration number ACN153348111; and

Exxaro Resources Limited, a company organized and existing under the laws of the Republic of South Africa with registration number 2000/011076/06;

THE PARTIES RECORD AND AGREE

A. Pursuant to the Transaction Agreement, Exxaro has sold its mineral sands business, including its interest in the Tiwest Joint Venture, to Tronox in exchange for newly issued Tronox common shares (the Transaction).

B. In connection with the Transaction, the Service Recipient, being a South African Acquired Entity, desires to obtain from Exxaro the Project Services described herein after the completion of the Transaction in accordance with the terms and conditions of this Project Services Agreement

C. This Agreement forms a template to be used by the Parties in respect of Project Services. As Exxaro and the Service Recipient agree the nature of the Project Services to be provided by Exxaro in respect of each Project, the Parties, using their best endeavors, will agree the content and populate the Annexure and Schedules in respect of the specific project requirement. Notwithstanding anything to the contrary in this Template Project Services Agreement, signature by the Parties of this Template Project Services Agreement records this obligation only.

D The projects which are envisaged as being subject to an Agreement of this nature are:

1.	The Fairbreeze Project, which is to provide ilmenite feed for the smelter operation located at KZN Sands central processing plant at Empangeni, producing titanium slag; and

2.	The co-generation of power at the Namakwa Sands operation, in terms of which furnace off-gas is combusted to produce electrical power; and

3.	Any additional project the Parties agree from time to time as being subject to this template form of Agreement.

1.	DEFINITIONS AND INTERPRETATION

1.1	For purposes of this Agreement, the following terms have the meanings set forth or as referenced below:

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall include the terms and conditions set out in this agreement, any purchase order placed or contract awarded subsequent to the award of the Agreement by the Service Provider and the annexures, appendices and documents attached to this Agreement;

“Annexure” means any Annexure attached to Schedule 1 and is to be regarded as part of this Agreement

.”Business Day” means a day (other than a Saturday or Sunday or public holiday) on which banks are generally open for business in each South Africa.

“Closing Date” has the meaning given to such term in the Transaction Agreement.

“Contract” means any written or oral agreement to create rights and/or obligations which are legally binding, contract, lease, sublease, indenture, mortgage, instrument, guaranty, loan or credit agreement, note, bond, customer order, purchase order, sales order, franchise, dealer and distributorship agreement, supply agreement, development agreement, joint venture agreement, promotion agreement, license agreement, contribution agreement, partnership agreement or other arrangement, understanding, permission or commitment.

“Exxaro” means Exxaro Resources Limited, a company organized and existing under the laws of the Republic of South Africa with registration number 2000/011076/06.

“Exxaro’s Representative” means the representative appointed by Exxaro or any replacement thereof appointed in accordance with Schedule 1, Annexure 9.

“Exxaro Sands” means Exxaro Sands Proprietary Limited, a company incorporated in the Republic of South Africa, with registration number: 1987/001627/07.

“Exxaro TSA Sands” means Exxaro TSA Sands Proprietary Limited, a company organized and existing under the laws of the Republic of South Africa with registration number: 1998/001039/07.

“Fee” means the amount set out in Annexure 5 to Schedule 1 (Price and Payment Terms) and Reimbursable Expenses as varied from time to time in accordance with the terms of this Agreement.

“Force Majeure Event” has the meaning specified in Section 15.

“Governmental Entity” means any national, supranational, provincial, municipal, regional or local governmental or regulatory authority, agency, commission, court, tribunal, or other governmental entity.

“Losses” means, collectively, any and all liabilities, losses, damages, diminutions, claims, judgments, awards, fines, penalties, interest, costs and expenses, including reasonable attorneys’ and accounting fees. .

“Parties” means the Service Recipient, Tronox and Exxaro each as a “Party” and collectively as the “Parties”.

“Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

“Program” means the work program referred to in Schedule 1, Annexure 2;

“Project” means the project identified in Annexure 1;

“Project Services” are the services required by the Service Recipient in terms of this Agreement and further detailed in Schedule 1 Annexure 2.

“Project Budget” means the agreed to budget which incorporates the estimated time and expenditures expected to be incurred by Exxaro in the execution of the Services. The Project Budget represents estimated amounts and will only become definitive on acquisition of definitive prices and final approval by Exxaro Sands in writing as set out in Annexure 1.

“Rand” and “R” means the South African rand, the lawful currency of the Republic of South Africa.

“Reimbursable Expenses” are the expenses (if any) payable by the Service Recipient to Exxaro in accordance with this Agreement as may be detailed in Schedule 1, Annexure 5.

“Schedule” means any schedule attached to this Agreement and is to be regarded as part of this Agreement

“Service Recipient” means either:

Exxaro TSA Sands; or

Exxaro Sands.

as further identified in Schedule 1.

“Service Recipient Representative” means the representative appointed by the Service Recipient or any replacement thereof appointed in accordance with Annexure 1, Annexure 9

“Signature Date” means the date of the last Party signing this in time.

“Site” means the site at which the Services are to be rendered by Exxaro as identified in Annexure 1;

“South African Acquired Companies” means Exxaro Sands and Exxaro TSA Sands.

“Tax” means (a) all taxes, charges, fees, imposts, levies or other assessments, including but not limited to all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer pricing, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, premium, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (b) all interest, penalties, fines, additions to tax, amounts in respect of tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a), (c) any transferee liability in respect of any items described in clause (a) or (b), and (d) and any liability for items described in clauses (a), (b) or (c) as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person; in each case, with the exclusion of any Transfer Taxes.

“Taxing Authority” means any Governmental Entity responsible for the administration or collection of any Tax.

“Tiwest Joint Venture” has the meaning given to such term in the Transaction Agreement.

“Term” means the anticipated duration in which Exxaro is to provide Project Services to the Project, as set out in Schedule 1, Annexure 4.

“Transaction” has the meaning specified in the preamble hereto.

“Transaction Agreement” means the amended and restated transaction agreement entered into between inter alia Exxaro and Tronox on 20 April 2012.

“Tronox” means Tronox Limited, a corporation organized and existing under the laws of Australia with registration number ACN153348111.

“Variation” means –

A material increase, decrease or omission of any part of the Work.

A material changes to the character of quality of the Services.

Any other material changes to the scope of the Services.

Any material change to Exxaro’s documents.

“Variation Order” means a direction issued by the Service Recipient to Exxaro in terms of this Agreement to carry out a Variation.

“VAT” means the Value-Added Tax which is levied in respect of goods and services in terms of the VAT Act;

“VAT Act” means the Value-Added Tax Act 89 of 1991;

1.2	Unless the context of this Agreement otherwise requires, the following rules of interpretation shall apply to this Agreement:

(a)	a “clause” and a “section” shall, subject to any contrary indication, be construed as a reference to a clause or a section, respectively, hereof;

(b)	“law” shall be construed as any law (including common or customary law), or statute, constitution, decree, judgment, treaty, regulation, directive, by-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court;

(c)	a reference to any law, rule, ordinance enactment or regulation shall include any amendment, modification or re-enactment thereof, any regulations promulgated thereunder from time to time, and any interpretations thereof from time to time by any regulatory or administrative authority, whether or not having the force of law;

(d)	a reference to any agreement, instrument, contract or other document shall include any amendment, restatement, supplement or other modification thereto;

(e)	whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(f)	the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(g)	the use of “or” is not intended to be exclusive, unless expressly indicated otherwise;

(h)	If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision of this Agreement.

(i)	Unless the context dictates otherwise, an expression which denotes:

(i)	any one gender includes the other genders;

(ii)	a natural person includes an artificial person and vice versa and shall include its successors-in-title and assigns; and

(iii)	the singular includes the plural and vice versa.

1.3

When any number of days is prescribed in this Agreement, same shall be reckoned exclusively of the 1st (first) and inclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the last day shall be the immediately following Business Day.

1.4	In the event that the day for payment of any amount due in terms of this Agreement should fall on a day which is not a Business Day, then the relevant date for payment shall be the preceding Business Day.

1.5	Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the same meaning as ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation clause.

1.6	Any reference to an enactment in this Agreement is to that enactment as at the Signature Date and as amended or re-enacted from time to time

1.7	The rule of construction that, in the event of an ambiguity, the contract shall be interpreted against the Party responsible for the drafting or preparation of the agreement, shall not apply in the interpretation of this Agreement.

1.8	The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

1.9	Save where the contrary is indicated, any reference in this Agreement to this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as same may have been, or may from time to time be, amended, varied, novated or supplemented

1.10	In the event of any conflict between the provisions of this Agreement, Schedule or an Annexure, the provisions of this Agreement shall prevail. In the event of a conflict between the provisions of a Schedule and an Annexure, the provisions of the Schedule shall prevail.

2.	PROJECT SERVICES

The Project Recipient hereby appoints Exxaro to provide the Project Services, which appointment Exxaro hereby accepts subject to the provisions of this Agreement and as more specifically set out in Schedule 1, Annex 2.

3.	STANDARDS OF PERFORMANCE: LEVEL OF SERVICES

3.1	Exxaro shall perform the Project Services by exercising the same degree of care, at the same general level and at the same general degree of accuracy and responsiveness, as it exercises in performing the same or similar services for its own account, with priority equal to that provided to its own businesses where the services being provided are material to the Exxaro business (and in no event will the Services be provided in a less than diligent manner). Exxaro will ensure that all individuals performing any Project Services will have the education, training, knowledge, skill and capability necessary to perform the Project Services, in accordance with best industry practice.

3.2

In no event shall the Service Recipient, with respect to the Project Services, be entitled to increase its use of such Project Services above that level of use specified in Schedule 1, Annexure 2 without the Steering Committee unanimously approving such increase. The increase shall be recorded in the approved minutes of the Steering Committee. Exxaro shall accommodate the Service Recipient, to the extent that it is commercially reasonable to do so in relation to any requests regarding an increase in the levels of use as specified in Schedule 1, Annexure 2. Notwithstanding anything to the contrary in this Agreement, Exxaro shall not be required to provide the Service Recipient with levels of Services above the levels that existed prior to the date hereof or with the advantage of systems, equipment, facilities, training, services or improvements procured, obtained or made after the date hereof.

3.3	Notwithstanding anything to the contrary contained herein, Exxaro may, but is not required to, make changes from time to time in the manner in which any Project Service is provided if (a) Exxaro is making similar changes in the manner in which the Project Services are provided to it, (b) Exxaro furnishes a notice to the Service Recipient with respect to such changes, and (c) such changes shall not create a substantial risk of a material disruption of the Service Recipient’s business or the Service Recipient incurring a material loss or liability.

4.	STEERING COMMITTEE

4.1	With effect from the Signature Date the affairs of the Parties in connection with this Agreement shall be supervised on behalf of the Parties by a Steering Committee, subject to and in accordance with the provisions of this clause 4.

4.2	The role of the Steering Committee shall, inter alia, be to:

(a)	monitor, coordinate and facilitate implementation of the terms and conditions of this Agreement;

(b)	consider and approve, from time to time, the Project Services which shall, inter alia, include:

(i)	considering and approving the work plan for the Project, taking into account the matters provided for in this Agreement; and

(ii)	providing for a suitable and efficient administrative process to facilitate payments in accordance with the Project Budget.

(c)	facilitate communication on and address issues arising from the execution of the Project;

(d)	receive and consider periodical reports compiled by Exxaro advising on the progress of the Project;

(e)	monitor the achievement of the objectives related to the periodical reports referred to in 4.2(d) as contemplated in this Agreement including the Schedule of Services; and

(f)	discuss the projected budgetary requirements for the Project on an ongoing basis.

4.3	Without derogating from the generality of clause 4.2, the Steering Committee shall facilitate communication and monitor progress, as applicable, with regard to matters contemplated in this Agreement and the Project Services specifically.

4.4	The Steering Committee shall provide general oversight of the terms and conditions of this Agreement and shall work in good faith to resolve any disputes arising under this Agreement as set forth under clause 12.

4.5	The Steering Committee shall stay reasonably apprised of the activities of the employees, agents and contractors of the Parties who are providing or receiving the Project Services in order to maximize efficiency in the provision and receipt of the Project Services.

4.6	The Steering Committee shall be authorized to approve any expense reasonably incurred by Exxaro pursuant to the provisions of this Agreement.

4.7	The Steering Committee may develop a Governance Framework and authorize members’ approval authority accordingly.

4.8	Without derogating from the generality of the above clauses, all communications which relate to the provision of the Project Services and pertain to the following issues shall be directed, in writing, to the Steering Committee for approval::

(a)	additional expenditure or a potential loss estimated to equal or exceed R80 000; or

(b)	conduct which may give rise to a breach of this Agreement or an agreement with a third party; or

(c)	any Variation in content of the Project Services; or

(d)	any Variation in manner in which the Project Services are to be provided; or

(e)	any fact, matter or circumstance of significance which could have a material effect on the provision of Project Services or on any provision or undertaking of this Agreement.

4.9	The composition of the Steering Committee and process to be followed shall be as set out in Schedule 1, Annexure 9.

5.	RESOURCES

5.1	In connection with the Project Services, the Service Recipient shall make reasonably available for consultation with the Exxaro those retained employees and consultants or other service providers and employees of the Service Recipient reasonably necessary for the effective provision of such Services. Furthermore, the Service Recipient will provide the necessary access reasonably required by Exxaro to consult with the retained employees and consultants or other service providers and employees referred to above. The Service Recipient shall also make available to Exxaro timeously all or any relevant information and do all things reasonably required by Exxaro to enable it to provide the Project Services.

5.2	The Parties confirm nothing in this Agreement shall be construed as varying the provisions of Section 7.11 of the Transaction Agreement. To the extent that any provision of this TS Agreement conflicts with the provision of Section 7.11 of the Transaction Agreement such provision shall be void.

The resources to be provided by the Service Recipient as associated with the Project are as set out in Schedule 1, Annexure 6.

6.	PERFORMANCE OF SERVICES ON THE SITE

Exxaro shall comply with the Service Recipient’s reasonable directions, procedures and policies relating to occupational health, safety and security when performing any part of the Services on the Service recipient’s premises to the extent Project Services are performed on the Site.

7.	PAYMENT TO CONTRACTORS, VENDORS, SUPPLIERS

Payment to contractors, vendors and suppliers (if any) are to be performed as set out in Schedule 1, Annexure 5.

8.	PERSONNEL AND SUBCONTRACTORS

Personnel and subcontractors (if any) are as set out in Schedule 1, Annexure 8. .

9.	TIME

9.1	Performance of Project Services

(a)	Exxaro shall perform the Project Services:

(i)	within the Term; and

(ii)	in accordance with the approved Program.

10.	PAYMENT

The Service Recipient shall pay to Exxaro the amounts due to Exxaro, as calculated in accordance with the provisions of Schedule 1, Annexure 5, within the period detailed therein.

11.	TAXES

11.1	Any Taxes assessed and levied on the provision of any Service hereunder shall be included in the costs of such Project Services.

11.2	All Project Services are provided exclusive of VAT.

12.	COOPERATION; AMICABLE DISPUTE RESOLUTION

12.1	The Parties shall cooperate in all matters relating to the provision and receipt of the Services. Such cooperation shall include exchanging information, providing access to personnel, equipment, office space, electronic systems and other property and adjustments and obtaining all consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations hereunder.

12.2	In the event of a dispute under this Agreement, either Party may give written notice to the other Party requesting that the Steering Committee try to resolve (but without any obligation to resolve) such dispute. Not later than 10 (ten) days after said written notice, each Party shall submit to the other a written statement setting forth such Party’s description of the dispute, such Party’s position on such dispute, such Party’s recommended resolution and the reasons why such Party feels its recommended resolution is fair and equitable in light of the terms and spirit of this Agreement. Such statements represent part of a good-faith effort to resolve a dispute and as such, no statements prepared by a Party pursuant to this clause 12 may be introduced as evidence or used as an admission against interest in any arbitral or judicial resolution of such dispute.

12.3	If the dispute continues unresolved for a period of 5 (five day) (or such longer period as the Steering Committee may otherwise agree upon) after the simultaneous exchange of such written statements, then the Steering Committee shall promptly commence good-faith negotiations to resolve such dispute but without any obligation to resolve it. The initial negotiating meeting may be conducted by teleconference.

12.4	Not later than 7 (seven) days after the commencement of negotiations under Section 12.3 above: (a) if the Steering Committee renders an agreed resolution on the matter in dispute, then both Parties shall be bound thereby; and (b) if the Steering Committee does not render an agreed resolution, then the dispute shall be submitted for resolution pursuant to Section 12.5..

12.5	Disputes arising under this Agreement and not resolved by the Steering Committee within 7 (seven) days under clause (a) of Section 12.4 or if no Steering Committee has been established, it shall be submitted in writing to an appropriate executive officer of each Party. The executive officers shall attempt to resolve any dispute submitted to them for resolution in accordance with this clause 12.5 through consultation and negotiation, within 15 (fifteen) days after such submission (or such longer period as may be mutually agreed by the Parties). Absent a resolution within such 15 (fifteen) day period, any dispute related to, or in connection with, this Agreement shall be submitted by any executive officer of either Party for resolution by final and binding arbitration determined in accordance with Section 28.11.

13.	INTELLECTUAL PROPERTY

13.1	Unless otherwise agreed in writing by the Parties, all Exxaro work product, data or other materials and deliverables provided by or on behalf of Exxaro to Exxaro Sands in connection with the Project Services (collectively, “Work Product”), in whatever form or medium, and all intellectual property rights in or to any of the foregoing owned by Exxaro will remain the exclusive property of Exxaro.
13.2	All Work Product, data, software and any other materials or deliverables and any other intellectual property and tangible embodiments thereof generated, developed or otherwise created by or on behalf of the Service Recipient (whether in the course of Exxaro’s provision of the Services or otherwise), in whatever form or medium, and all intellectual property rights in or to any of the foregoing will be owned by the Service Recipient.

13.3	The Parties acknowledge that, in agreeing upon the Services to be provided by Exxaro under this Agreement, they may decide to allocate the ownership of intellectual property rights arising out of Exxaro’s provision of the Services differently for certain Services in this Agreement.

14.	EXCEPTIONS TO EXXARO’S OBLIGATION TO PERFORM

14.1	Exxaro shall not be required to provide the Project Services to the extent that the performance of such Project Services would require Exxaro to violate any applicable law or would result in the breach of any software license or other Contract with a Person but only to the extent that such breach is a consequence of the Service Recipient’ failure to comply with an obligation to own or otherwise possess such software license, or to enter into such other Contract, that is expressly set forth in this Agreement and is applicable to the Project Services to be provided by Exxaro or agreed by the Parties as necessary or desirable for Exxaro to be able to provide the Services.

14.2	If Exxaro determines that it is no longer commercially viable to provide the Project Services (whether absolutely or in the manner in which the Project Services are to be performed) in accordance with the terms hereof, the Parties shall meet as soon as may be practicable after Exxaro has made such a decision, and in good faith cooperate so as to determine the best alternative approach to procure the provision of the Services. Until such alternative approach is found or the problem is otherwise resolved to the satisfaction of the Parties, Exxaro shall use commercially reasonable efforts to continue to provide such Project Services.

14.3	If Exxaro is objectively unable to modify its provision of such Project Services and no alternate approach to procure the provision of the Services is agreed, Exxaro will be excused from continuing to provide the Project Services without claim or penalty of any nature levied. If Exxaro is excused from providing the Project Services as set forth herein, then the amount payable to Exxaro for the Project Services will be reduced accordingly during the period in which Exxaro is not providing such Project Services. To the extent the Parties agree upon an alternative approach that requires payment of amounts above and beyond what Service Recipient is required to pay under this Agreement for such Project Services, such excess amounts shall be borne by the Service Recipient, unless otherwise agreed by the Parties. The Service Recipient may obtain replacement Project Services or resources for the affected Project Services from a third party for the duration of such delay or inability to perform, and the Service Recipient shall be liable for the payment of such substitute Project Services.

14.4	Notwithstanding anything to the contrary contained herein,

(a)

if the Service Recipient (i) elects to decommission, replace, modify or change its information technology or communications systems or any other aspect of its business relationship relating to the Project Services in a manner that prevents Exxaro from providing such Project Services as required hereunder (in the understanding that Service Recipient shall provide Exxaro with 5 (five) Business Days prior notice of any such election), or (ii) fail to acquire the hardware, software, information systems or other materials or third party Project Services reasonably necessary for the Project Services and such failure prevents Exxaro from providing such Project Services as required hereunder, then, in each case, Exxaro shall have no liability whatsoever with respect to the effectiveness or quality of such Project Services and, following 5 (five) Business Days prior written notice to the Service Recipient, Exxaro shall be excused from the performance of such Project Services;

(b)	if the Service recipient is unable, despite Exxaro’s reasonable assistance and cooperation , to secure the agreement of third parties with whom Exxaro has outsourced certain Project Services to provide such Project Services to the Service Recipient, Exxaro shall have no liability whatsoever with respect to the effectiveness or quality of any Service that is prevented, hindered, or delayed thereby and, following 5 (five) Business Days prior written notice to Service Recipient, Exxaro shall be excused from the performance of such Project Services;

15.	FORCE MAJEURE

It shall not be a breach of this Agreement and the Parties shall not be liable for delay in performance or nonperformance of any term or condition of this Agreement directly or indirectly resulting from any fire, explosion, accident, disease, illness, flood, labor trouble or stoppage, civil disorder, war, terrorism (or threat thereof), atmospheric or weather condition, acts of God or any other causes beyond a party’s reasonable control (each, a “Force Majeure Event”). Upon the occurrence of any Force Majeure Event, the Party so affected in the discharge of its obligation shall promptly give written notice of such event to the other Party. The affected Party shall make every reasonable effort to remove or remedy the cause of such Force Majeure Event or mitigate its effect as quickly as may be possible. If such occurrence results in the suspension of all or part of the Project Services for 30 days, the Parties shall meet and determine the appropriate measures to be taken. Any delay or failure in performance by either Party thereto shall not constitute default hereunder or give rise to any claims for damages or loss of anticipated profits if, and to the extent that such delay or failure is caused by a Force Majeure Event. In a Force Majeure Event, Exxaro shall not be entitled to any compensation for any part of, or all of, the Project Services that is suspended because of such Force Majeure Event.

16.	CONFIDENTIALITY

16.1

With respect to the Project Services, the Service Recipient agrees that (a) all software, hardware or data store, procedures and materials provided to the Service Recipient by or on behalf of Exxaro in connection with such Project Services are solely for the use of the Service Recipient solely for purposes of using such Project Services during the Term (provided that benefits received by third parties in the ordinary course of business conducted with the Service Recipient shall not be subject to this Section 16); (b) title to any software, hardware or data store or any other intellectual property or proprietary right of any kind used in performing such Project Services shall, as between the Service recipient and Exxaro, remain in Exxaro; (c) the Service Recipient shall not copy, modify, reverse engineer, decompile, distribute or in any way alter or make derivative works of any software, hardware or data store used in performing such Service without Exxaro’s prior written consent; and (d) the Service Recipient shall, comply with any and all usage guidelines pertaining to the Project Services and provided by or on behalf of Exxaro, including any and all usage guidelines pertaining to software, data, or other intellectual property or proprietary rights. Notwithstanding the foregoing any software, hardware, data store, procedures or materials purchased for the Service recipient in terms of this Agreement in connection with the Project Services or the independent functionality of the Service Recipient, and any assets acquired or purchased by the Service Recipient for its own account, shall not be subject to this Section 16.1.

16.2	The Parties acknowledge that, pursuant to the mutual provision of Project Services or as a result of the transfer of certain business operations and assets (including information technology, software and hardware) contemplated by the Transaction Agreement, each Party shall possess or have access (intentionally or inadvertently) to information that belongs to the other Party or has commercial value in that other Party’s business, and is not in the public domain, including information relating to its customers, suppliers, finances, operations, facilities and markets (“Confidential Information”). Neither Party shall disclose, use, sell, assign, lease nor otherwise dispose of the other Party’s Confidential Information, except as otherwise expressly permitted by this Agreement or the Transaction Agreement. Exxaro shall not, and shall use its commercially reasonable efforts to ensure that its employees, contractors and other agents do not, use the Project Services to access any of the Service Recipient’s Confidential Information that is outside the scope of the Service provided. Nothing in this Section 16.2 shall be construed as obligating any Party hereto to disclose its Confidential Information to any other Party, or as granting to or conferring on another Party, expressly or by implication, any rights or license to its Confidential Information, provided that the Parties acknowledge that, in order to perform the Project Services, Exxaro shall have custody of and usage of certain the Service Recipient’s Confidential Information, and the Service Recipient hereby grants to Exxaro the right to do so in accordance with this Agreement.

16.3	Notwithstanding Section 16.2, Information is not Confidential Information to the extent that: (a) the information is or becomes publicly available through no fault of the Party which received the information from the other Party; (b) the same information is rightfully in the possession of a Party prior to receipt of that information from another Party; provided, however that the Service Recipient’s information or data that is in Exxaro’s possession prior to the Closing Date and is otherwise Confidential Information of the Service Recipient’s shall be Confidential Information; (c) the same information is independently developed (without the use of another Party’s Confidential Information) by the Party which received that information from such other Party; or (d) the same information becomes available to a Party on a non-confidential basis from a source other than another Party hereto, which source, to the knowledge of the disclosing Party, is not prohibited from disclosing that information by a legal, contractual or fiduciary obligations to the Party about whom such information pertains.

16.4	Notwithstanding Section 16.2, a Party hereto shall not have violated the terms of this clause 16 for disclosing Confidential Information:

(a)

to third parties performing Project Services required under this Agreement where (i) use of that Confidential Information by that third party is authorized under this Agreement; or (ii) disclosure is reasonably necessary or typically occurs in the natural course of the third party’s duties; provided, in each case, that the third party has executed a written confidentiality agreement under which the third party is obligated to maintain the confidentiality of the Confidential Information in a manner substantially equivalent to this Agreement, to the extent that such party is not already bound by a confidentiality undertaking, in which case there shall be no requirement for such party to enter into a written confidentiality agreement as contemplated in this clause;

(b)	in order to comply with any applicable Laws; provided that as soon as practicable and legally permitted the disclosing Party shall notify the Party whose Confidential Information was or is to be disclosed of the disclosure or possible disclosure under this subsection; or

(c)	to the disclosing Party’s independent auditors.

17.	TERM

The term is detailed in Schedule 1.

18.	TERMINATION

18.1	In addition to the rights of termination set out above, either Party may at its sole convenience terminate the Agreement by giving 30 (thirty) days written notice to the other Party. Such notice will not constitute any form of breach or repudiation of the Agreement by the Party giving the notice.

19.	CONSEQUENCES OF TERMINATION

19.1	Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination, relinquishment, or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

19.2	Upon termination or expiration of this Agreement each Party, at the request of the other, shall return all relevant records and materials in its possession or control containing or comprising the other Party’s information and to which the returning Party does not retain rights hereunder (except one copy of which may be retained in such files for archival purposes).

19.3	If, as a consequence of termination, or as a result of termination or expiry of this Agreement and in addition and subject to the provisions of Section 7.11 of the Transaction Agreement:

(a)	To the extent that Exxaro, appoints a new employee, agent or subcontractor for the specific purpose of rendering a service to the Service Recipient, such appointment having been approved by the Service Recipient, Exxaro shall, in the first instance, using its reasonable endeavors, attempt to redeploy such a person within Exxaro. If, and for whatever reason, such person exits the employment of Exxaro, the Service Recipient shall pay the reasonable and direct costs incurred by Exxaro arising out of such person’s exit. Nothing in the clause shall relieve Exxaro of its obligations to any employee or contractor incurred in terms of South African labour laws. For the avoidance of doubt, based on the current circumstances anticipated with regards to the Project Services detailed in Schedule 1 of this Agreement, Exxaro does not expect to require additional employees, agents or subcontractors in addition to those identified therein, to deliver these services.

20.	MEDIA RELEASES

20.1	Neither Party may advertise or issue any information, publication, document or article for publication or media releases or other publicity relating to the Project Services, this Agreement, the Project or the other Party’s business and activities without the prior written approval of the Steering Committee.

21.	BOOKS AND RECORDS

10.1	Both Parties shall maintain for at least two (2) years following the termination or expiration of the Agreement or arrangement, and make available to the other Party for inspection at any time during normal business hours, books, records and accounts prepared in accordance with accepted accounting principles which adequately and completely reflect the nature of every transaction related to the Project Services and that Party’s compliance with the terms of this Agreement.

22.	DISCLAIMER OF WARRANTIES

EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE PROJECT SERVICES TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED AS IS, WHERE IS, AND WITHOUT WARRANTY OF ANY KIND EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, ADEQUACY, OR COMPLIANCE WITH ANY LAW, DOMESTIC OR FOREIGN.

23.	DAMAGES

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY (INCLUDING ITS RESPECTIVE HEIRS, LEGAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS, AS THE CASE MAY BE, HEREUNDER) FOR ANY LOSSES THAT ARE NOT REASONABLY FORESEEABLE OR ANY DAMAGES FOR THE LOSS OF PROFITS, BUSINESS, ANTICIPATED SAVINGS, GOODWILL, OR THE LOSS OF OR DAMAGE TO DATA OR ANY OTHER INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR ITS TERMINATION OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT, WHETHER FOR BREACH OF REPRESENTATION OR WARRANTY OR COVENANT OR OTHER AGREEMENT OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR DELICT (INCLUDING, NEGLIGENCE AND STRICT PRODUCT LIABILITY) AND REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. EACH PARTY HEREBY WAIVES ANY CLAIMS THAT THESE EXCLUSIONS DEPRIVE SUCH PARTY OF AN ADEQUATE REMEDY.

24.	INDEMNIFICATION

24.1	Exxaro hereby does and will indemnify, defend and hold harmless the Service Recipient and its Affiliates, officers, directors, employees, stockholders, agents and representatives in respect of all Losses related to or arising from, (i) any breach by Exxaro of any representation, warranty, covenant or other obligation of this Agreement; (ii) any violation of law; (iii) any third party claim that the Project Services provided breach or infringe, misappropriate or otherwise conflict with any intellectual property rights of any Person (such claim, a “Third Party IP Claim”); (iv) any third party claim that the Project Services provided breach any license or other Contract (such claim, a “Third Party Contract Claim”) where Exxaro is a party to such license or other Contract; (v) any application of s197 of the Labour Relations Act and (vi) any Third Party Contract Claim where the Service Recipient is a party to such license or other Contract but only to the extent that a Loss is proximately caused by the gross negligence, willful misconduct or fraud of Exxaro; except in the case of items (ii)-(iv), to the extent a Loss is proximately caused by (A) the gross negligence, willful misconduct or fraud of the Service Recipient (as the case may be)or (B) the Service Recipient’s failure to arrange for appropriate intellectual property licenses or consents under Contracts which it is a party and with respect to which the Service Recipient knew, or reasonably should have known, that such licenses or consents would be required in order for Exxaro to perform any Service and had an obligation to obtain such licenses or consents under the Agreement (provided that Exxaro did not provide any such Project Services if Exxaro knew, or reasonably should have known, that any required license(s) or consent(s) were not yet obtained).

24.2	the Service Recipient will indemnify, defend and hold harmless Exxaro and its Affiliates, officers, directors, employees, stockholders, agents and representatives in respect of all Losses related to or arising from, (i) any breach by the Service Recipient of any representation, warranty, covenant or other obligation of the Agreement; (ii) any violation of Law that is proximately caused by the gross negligence, willful misconduct or fraud of the Service Recipient; (iii) a Third Party IP Claim that is proximately caused by the gross negligence, willful misconduct or fraud of the Service Recipient or the failure of the Service Recipient to arrange for appropriate intellectual property licenses for which the Service Recipient knew, or reasonably should have known, that such licenses would be required in order for Exxaro to perform the Project Services and had an obligation to obtain such licenses under the Agreement (provided that Exxaro did not provide any such Project Services if Exxaro knew, or reasonably should have known, that any required license(s) were not yet obtained); (iv) any Third Party Contract Claim to which the Service Recipient is a party, except to the extent a Loss is proximately caused by the gross negligence, willful misconduct or fraud of Exxaro; and (v) any Third Party Contract Claim where Exxaro party but only to the extent that a Loss is proximately caused by the gross negligence, willful misconduct or fraud of the Service Recipient.

25.	SUBROGATION

If any liability arises from the performance of any Service hereunder by a third party contractor, the Service Recipient shall be subrogated to such rights, if any, as Exxaro may have against such third party contractor.

26.	INDEPENDENT CONTRACTOR

At all times during the term of this Agreement, Exxaro shall be an independent contractor in providing the Project Services hereunder with the sole right to supervise, manage, operate, control and direct the performance of the Project Services and the sole obligation to employ, compensate and manage its employees and business affairs, provided that Exxaro will remain solely liable to the Service Recipient for the acts and omissions of its subcontractors. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of employee/employer or principal/agent, or otherwise create any liability whatsoever of Exxaro with respect to the indebtedness, Losses, obligations or actions of the other party or any of its respective officers, directors, employees, stockholders, agents or representatives, or any other person or entity.

27.	COMPLIANCE WITH LAWS

27.1	Each Party will comply with all applicable laws, rules, ordinances and regulations of any Governmental Entity or regulatory agency governing the Project Services to be provided hereunder. No Party will take any action in violation of any applicable law, rule, ordinance or regulation that could result in liability being imposed on the other Party.

27.2	The Parties unconditionally consent and submit to the non-exclusive jurisdiction of the North Gauteng High Court, Johannesburg in regard to all matters arising from this Agreement.

28.	MISCELLANEOUS

28.1	Notices.

(a)	Postal Address

(i)	Each Party chooses the address set out opposite its name below as its address to which any written notice in connection with this Agreement may be addressed.

(A)	the Service Recipient:

(B)	Tronox: 3301 NW 150th Street

Oklahoma City, OK 73134 , United States

Telefax No.: +1 405 775 5155

Attention: The General Counsel

(A)	Exxaro: Roger Dyason Road

Pretoria West, 0183, South Africa

Telefax No.: +27 12 307 4860

Attention: The Company Secretary

E-mail: Carina.Wessels@exxaro.com

(b)	Any notice of communication required or permitted to be given in terms of this Agreement shall be valid and effective only if in writing but it shall be competent to give notice of telefax.

(c)

Any Party may by written notice to the other Party change its chosen address and/or telefax number for the purposes of clause 19.1 to another postal address and/or telefax number, provided that the change shall become effective on the 14th (fourteenth) day after the receipt of the notice by the addressee.

(i)	any notice to a Party contained in a correctly addressed envelope;

(A)	and sent by pre-paid registered post to it at its chosen address in terms of clause 19.1 or

(B)	delivered by hand to a responsible person during ordinary business hours at its chosen address in terms of clause 19.1(a), shall be deemed to have been received in the case of clause 19.1(a)(c)(i), on the seventh Business Day after posting (unless the contrary is proved) and, in the case of clause 19.1(a)(c)(ii) on the day of delivery.

(ii)	Any notice by telefax to a Party at its telefax number shall be deemed, unless the contrary is proved, to have been received on the 1st (first) Business Day after the date of transmission.

(d)	Address for Service of Legal Documents

(i)	The Parties hereto choose domicilia citandi et executandi for all purposes of and in connection with this Agreement as follows:

(A)	the Service Recipient:

1 Stamford Plaza

Suite 1100, 263 Tresser Boulevard

Stamford, CT 06901

Attention: The General Counsel

(A)	Exxaro: Roger Dyason Road

Pretoria West, 0183, South Africa

Telefax No.: +27 12 307 4860

Attention: The Company Secretary

28.2	Either Party hereto shall be entitled to change its domicilium from time to time, provided that any new domicilium selected by it shall be an address (other than a box number) in the Republic of South Africa, and any such change shall only be effective upon receipt of notice in writing by the other Party of such change.

28.3	All notices, demands, communications in respect of legal proceedings intended for a Party shall be made or given at its domicilium for the time being.

28.4	A notice sent by one Party to another Party shall be deemed to have been received on the same day if delivered by hand or sent by telefacsimile.

28.5	Notwithstanding anything to the contrary contained in this clause 19, a written notice or communication actually received by a Party shall be an adequate written notice or communication to it, notwithstanding that it was not sent to or delivered at its chosen address.

28.6	Entire Agreement. This Agreement, together with the exhibits referred to herein, and the documents and instruments to be executed and delivered pursuant hereto, constitutes the entire understanding and agreement by and among the Parties with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and understandings among such Parties with respect to the subject matter hereof.

28.7	Amendments and Waivers. This Agreement may be amended only by an instrument in writing signed by all of the Parties. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing and signed by the Party against whom such amendment or waiver is sought to be enforced. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by any Party, preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

28.8	Successors and Assigns. Neither this Agreement nor any rights hereunder may be ceded nor may any obligations be delegated by any Party without the prior written consent of the other Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

28.9	Governing Law. This Agreement and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or for the breach or alleged breach thereof (whether in contract, in tort or otherwise) shall be governed by, and construed in accordance with, the laws of the Republic of South Africa, without giving effect to any conflicts of laws or other principles thereof that would result in the application of the laws of another jurisdiction, either as to substance or procedure.

28.10	Severability. If any provisions of this Agreement as applied to any part or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.

28.11	Arbitration.

(a)	Subject to compliance with the provisions of Section 12, and except in respect of those provisions of this Agreement which provide for their own remedies that would be incompatible with arbitration, or if either Party institutes an urgent action against the other in any court of competent jurisdiction, any dispute arising from or in connection with this Agreement will be finally resolved in accordance with the Rules of the Arbitration Foundation of Southern Africa (the “Foundation”) by an arbitrator appointed by the Foundation.

(b)	The arbitrator shall be selected based on the subject matter under dispute in accordance with the following procedure:

(i)	if the subject in dispute is primarily an accounting matter, then the Arbitrator shall be an independent accountant agreed upon between the Parties;

(ii)	if the subject in dispute is primarily a legal matter, then the Arbitrator shall be a practicing senior counsel with no less than 10 years standing agreed upon between the Parties; and

(iii)	if the subject in dispute is any other matter, then the Arbitrator shall be an independent person agreed upon between the Parties.

(c)	If the Parties cannot agree upon a particular arbitrator in accordance with Section 28 11 (b) above within seven Business Days after the arbitration has been demanded, the arbitration shall be selected by the President of the General Council of the Bar of South Africa or his/her successors in title, within seven Business Days after the Parties have failed to agree.

(d)	An aggrieved Party may appeal against the arbitration award within 10 Business Days after receipt of the arbitration award by lodging a notice of appeal with the other Party.

(e)	Three practicing senior counsel of at least 15 years standing shall be appointed as chairpersons of the appeal. If the Parties are unable to agree on the chairpersons for the appeal, then Section 28.11(c) shall apply mutatis mutandis with the changes required by the context. The chairpersons shall meet the Parties within seven days after their appointment to determine the procedure for the appeal.

(f)	The Parties irrevocably agree the arbitration proceedings will be conducted in South Africa.

(g)	The Parties irrevocably agree that the decision in these arbitration proceedings shall be binding on them and shall be carried into effect as if adopted by an order of any Court of competent jurisdiction.

(h)	This Section 28.11 will be severable from the rest of this Agreement so that it will operate and continue to operate notwithstanding any actual or alleged voidness, voidability, unenforceability, termination, cancellation, expiry, or accepted repudiation, of this Agreement.

(i)	Neither Party shall be entitled to withhold performance of any of their obligations in terms of this Agreement pending the settlement of, or decision in, any dispute arising between the Parties, and each Party shall in such circumstances continue to comply with their obligations in terms of this Agreement.

28.12	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Such counterpart executions may be transmitted to the Parties by facsimile or electronic transmission, which shall have the full force and effect of an original signature.

28.13	Cooperation; Commercially Reasonable Efforts. The Parties shall cooperate in connection with all actions to be taken to consummate the transactions contemplated by this Agreement.

28.14	Further Acts and Documents. Each Party hereby agrees to execute and deliver such further instruments and do such further acts and things as may be necessary or desirable to carry out the purposes of this Agreement.

28.15	Interpretation. This Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of either Party.

IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST ABOVE WRITTEN.

TRONOX	TRONOX LIMITED

	By:	/s/ Michael J. Foster
Name: Michael J. Foster
Title: Director

	By:	/s/ Matthew A. Paque
Name: Matthew A. Paque
Title: Secretary

[Project Services Agreement]

EXXARO RESOURCES	EXXARO RESOURCES LIMITED

	By:	/s/ Riaan Koppeschaar
Name: Riaan Koppeschaar
Title: General Manager

[Project Services Agreement]

Specimen Schedule 1 – Project Management Specific Provisions

The Project: [•]

The Service Recipient: [•]

The Service Recipient site [•]

Annexure 1 consists of Additional Conditions.

Annexure 2 consists of Scope of Work

Annexure 3 consists of Drawings and Specifications.

Annexure 4 consists of Timetable/Delivery Dates.

Annexure 5 consists of Price and Payment Terms.

Annexure 6 consists of Exxaro Sands-Supplied Amenities, Facilities and Services.

Annexure 7 consists of the Project Budget.

Annexure 8 consists of Personnel and Project team.

Annexure 9 consists of the Composition of the Steering Committee and Process.

Annexure 10 consists of Proof of Insurance.

Annexure 11 consists of the Governance Framework.